RGA Reinsurance Company Hong Kong Branch
                                        Exhibit 10.35

Employment Agreement
made as of December 24, 2008

BETWEEN:
RGA Reinsurance Company, Hong Kong Branch referred to as "RGA" or "the Company"
AND

Tony Cheng

referred to as "You"

1.Term of Employment, Position and Title
You shall be employed by RGA as Chief Executive Officer, Hong Kong Branch and Executive Advisor Taiwan, China and India commencing July 21, 2008 ("the Commencement Date").

For all other purposes, including without limitation pension, benefits and seniority, the parties acknowledge that your employment with the Company commenced July 6, 1999.

2.Reporting
You shall report to Brendan Galligan, Executive Vice President, International Business Development, RGA Inc., his successor or another person RGA may appoint.

3.Place of Work
You will perform your duties primarily at the offices of RGA, wherever located, but currently at 4/F. Cambridge House, TaiKoo Place, 979 King's Road, Island East, Hong Kong. However, RGA may require you to perform your duties outside the office, or at any other location at which RGA carries on its business from time to time.

In addition, you agree that the nature of RGA's business and the services you are bound to perform imply the need to travel for business domestically and internationally, and you consent to sue travel as may reasonably be required.

4.Duties and Responsibilities
You shall have the authority and responsibilities consistent with your position with the Company, and will perform duties set.out in Schedule A. You agree to be flexible with respect to the duties which RGA requires you to perform and which may vary from time to time according to the needs of RGA and to applicable regulatory requirements.

You will devote substantially all of your business time and efforts to the performance of your duties under this Agreement, except when prevented from doing so by illness, incapacity or other matters outside your control. You shall personally, faithfully and diligently perform your duties under this Agreement to the best of your abilities and shall use your best efforts to promote the interests of RGA.

4.1    Compliance with Company Policy
You shall at all times comply with and be subject to RGA's policies, procedures, directives and regulations as established and communicated to you by the Company or the person to whom you report from time to time.

4/F. Cambridge House, TaiKoo Place, 979 King's Road, Island East, Hong Kong T 852.2511.8688 F 852.2511.8827 www.rgare.com

RGA Reinsurance Company Hong Kong Branch

4.2    Fiduciary Duty
You acknowledge and agree that you owe a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of RGA and to do no act which would injure the business, interests, or reputation of RGA or any of its related companies, subject to applicable laws and your professional obligations.

You will not engage in any other business, profession or occupation, for compensation or otherwise, without the prior written consent of RGA. This is not intended to preclude you from being involved in volunteer or charitable activities or managing personal and family passive investments, provided that such activities do not materially conflict or interfere with the performance of your duties for RGA.

5.Salary

5.1    Base Salary
Your Base Salary at the Commencement Date will be HK$ 174,448.5 per month payable in arrears in regular installments in accordance with RGA's usual payment practices and applicable regulatory requirements.

5.2    Annual Salary Review
Your Base Salary will be reviewed yearly pursuant to RGA policies and procedures, with the first review taking place in I March 2009. Your salary may be increased from time to time by the Company at its sole discretion. The Company will have no obligation (whether contractual or otherwise) to increase your salary.

6.Annual Bonus
You will be enrolled in the Company's Bonus Program effective from the Commencement Date.

6.1    Target Bonus
The bonus target percentage will be 45% of (your monthly salary as at December 31 for the respective calendar year multiplied by 14), with a range from 0% to 90%, depending on performance relative to objectives. For the first year, Annual Bonus will be calculated on a prorated basis from the Commencement Date. Targets are set annually based on a combination of any of all of RGA Inc, International Division, Segment, Local and Personal performance objectives in accordance with RGA policies applicable to your position.

6.2    Conditions for Payment of Bonus
In order to receive the Annual Bonus, you must be actively employed by the Company and not under notice of resignation or dismissal at the time the Annual Bonus is to be paid, which generally occurs within the first quarter of each calendar year.

Payment of the Annual Bonus is also subject to the prov1s10ns of the Incentive Compensation Guidelines developed from time to time. A separate agreement outlining the terms and conditions of the Annual Bonus will be drafted by RGA and will be signed by both you and RGA. You shall not be eligible to receive any amount payable under this paragraph before such an agreement has been executed.

6.3    Annual Bonus Review
RGA will review the eligibility and payment and performance criteria of the bonus program on an annual basis and reserves the right to amend or terminate the program in its absolute discretion, at any time. There can be no assurance that a bonus will be granted in any given year.

6.4    New Year Bonus

4/F. Cambridge House, TaiKoo Place, 979 King's Road, Island East, Hong Kong T 852.2511.8688 F 852.2511.8827 www.rgare.com

RGA Reinsurance Company Hong Kong Branch
In addition, you will be entitled to a New Year Bonus of two times your monthly salary, payable in December each year.

7.Other Incentive Compensation
You will be nominated for participation in RGA's Long-Term Incentive Plan (the "Incentive Plan"), subject to approval by the Board of Directors of Reinsurance Group of America, Incorporated. RGA reviews the participants and communicates the awards during the first quarter of each calendar year. You will be nominated for the awards noted in the first quarter of 2009.

The value of executive stock grant awards (Options and Performance Contingent Restricted Shares) is based on the associate’s job level and the corresponding "Long Term Economic Value" as determined by market data. The resulting value is split 50/50 between stock options and performance contingent restricted shares.
I. The 50% stock option portion is divided by the "Black Scholes" valuation of the strike price to obtain number of options granted.
2. The 50% Performance Contingent portion is divided by the strike price to obtain the estimated number of units that may be granted at the end of the performance period (3 years).

RGA reviews program eligibility and payment and performance criteria on an annual basis and reserves the right to change or terminate the program at any time. You will not be entitled to participate in the Long-Term Incentive Plan as a matter of right.

RGA will communicate to you the terms and conditions of participation in the Long-Term Incentive Plan and separate agreements outlining its terms and conditions will be drafted by RGA and signed by both parties during the first quarter of each calendar year.

8.Benefits
While employed by RGA, you shall be allowed to participate in all employee benefit plans and programs, including improvements or modifications of the same, which are made available by RGA to employees in your jurisdiction.

8.1    Benefits Currently Provided
The following Benefits are currently provided:

Description	Eligibility
Health insurance	From the Commencement Date
Life insurance	From the Commencement Date

8.2    Premiums
The premiums for the above listed benefits are paid entirely by RGA.

8.3    Annual Benefit Review
RGA reviews the benefit program on an annual basis, and reserves the right at all times to vary or discontinue any of the above benefit plans in which you participate and/or the contributions to such plans by RGA. You are not entitled to receive the above listed benefits as a matter of right. Any benefit plans which are insured will be subject to and conditional upon the terms and conditions of the relevant policy of insurance.

8.4    Termination of Benefits

4/F. Cambridge House, TaiKoo Place, 979 King's Road, Island East, Hong Kong T 852.2511.8688 F 852.2511.8827 www.rgare.com

RGA Reinsurance Company Hong Kong Branch
All benefits payable or otherwise made available to you by RGA will automatically cease, as will your eligibility to participate in such plan, upon the termination of your employment for any reason whatsoever. In such event, RGA will be under no obligation to replace the terminated or discontinued benefit plan and/or provide the same or similar benefits or compensation in lieu.

9.Pension
You will participate in RGA's Provident Fund from the Commencement Date and you will contribute HK$l,000 of your monthly base salary to it. RGA will contribute an amount equal to 12.5% of your monthly base salary to it.

10.Taxes
You are solely responsible for settling your own salaries tax liability arising out of this Agreement.

11.Working Hours
Normal office hours are 9:00 a.m. to 5:30 p.m., Monday to Friday. You may occasionally be required to work such additional hours as the needs of the Company may from time to time demand. In particular, due to the international nature of RGA's business operations you may need to work outside normal office hours or at home to accommodate differences in time zones. You expressly declare your consent to work overtime, upon request of the Company, without any additional compensation.

12.Vacation and Holidays
The Company's holiday year runs from January 1 to December 31. You will be entitled to 25 working days' holidays per holiday year (exclusive of all statutory holidays). Your holiday entitlement for the current year will be calculated on a pro rata basis from the Commencement Date.

12.1    Timing
Your holidays are to be taken at times convenient to RGA, in accordance with the Company's usual and customary practices and with the approval of the person to whom you report. Holidays taken by you in each holiday year will first be applied against the holidays to which you are entitled under applicable law.

12.2    Unused Vacation
Holidays from the previous year may be carried over to the following year for one year only. Upon termination of your employment you will be entitled to salary in lieu of any outstanding holiday entitlement or RGA will be entitled to deduct from your final remuneration payment any salary received by you in respect of vacation taken in excess of your entitlement, at your then current base salary.

12.3    Statutory Holidays
You are entitled to all local statutory holidays.

13.Business Expenses
RGA will reimburse you for all reasonable business expenses, including travel and lodging, which are properly incurred in the performance of your duties with RGA, upon presentation of proper receipts and in accordance with written policies established from time to time by the Company for such reimbursements.

4/F. Cambridge House, TaiKoo Place, 979 King's Road, ls!and East, Hong Kong T 852.2511.8688 F 852.2511.8827 www.rgare.com

RGA Reinsurance Company Hong Kong Branch

14.Membership Fees
From and after your Commencement Date, RGA will reimburse you for any fees necessary to maintain your membership in appropriate professional and business organizations, having regard to the nature of your position and the best interests of the Company. Such reimbursement is subject to prior approval of the person to whom you report and presentation of the relevant receipts.

15.Professional Development
RGA will reimburse you for any professional development or education expenses relevant to your duties, upon prior approval of the person to whom you report and presentation of the relevant receipts.
16.Illness
If you are absent from work due to illness or accident you will notify RGA as soon as possible on the first day of such absence. If this incapacity continues for two or more consecutive days you will submit a registered doctor's certificate in a form satisfactory to RGA confirming your inability to work and upon request thereafter while you are absent from work.

16.1    Independent Medical Examination
In the event of your absence from work or inability to perform the duties of your position due to illness or accident the Company reserves the right to refer you for medical examination to an independent medical practitioner nominated and paid for by the Company. The Company will be entitled to receive full details of any such medical examination which in the view of the medical practitioner relate to your absence.

17.Confidential Business Information and Intellectual Property
To the extent permitted by law, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment or resulting from your services (whether during business hours or otherwise and whether on RGA's premises or otherwise) shall be the sole and exclusive property of RGA. You agree to execute, acknowledge and deliver to RGA at RGA's request, such further documents as RGA finds appropriate to evidence RGA's rights in such property, including the waiver of any moral rights.

You agree that (a) your wages are full compensation for your services and all present and future uses of copyright works made by you in the course of your employment; and (b) you will not make any claims against RGA with respect to those copyright works.

If you make any inventions that do not belong to RGA, you agree that you will forthwith exclusively license or assign (as determined by RGA) to RGA your rights in relation to such inventions and will deliver to RGA all documents and other materials relating to them. RGA will pay to you such compensation for the license or assignment as RGA will determine in its absolute discretion, subject to applicable law.

You acknowledge that the business of RGA is highly competitive and that strategies, methods, books, records, and documents, technical information concerning products, services, processes, and pricing techniques, as well as the names of and other information concerning customers, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which RGA. You further acknowledge that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to RGA in maintaining its competitive position. You agree that you will not, at any time during or after your employment by RGA, make any unauthorized disclosure of any confidential business information or trade secrets of RGA, or related companies, or make any use thereof, except in the carrying out of your employment responsibilities hereunder. The above notwithstanding, a disclosure shall not be unauthorized if

4/F. Cambridge House, TaiKoo Place, 979 King's Road, Island East, Hong Kong T 852.2511.8688 F 852.2511.8827 www.rgare.com

RGA Reinsurance Company Hong Kong Branch

(i) it is required by law, by a court of competent jurisdiction or by a professional regulatory body by which you are regulated, or (ii) it is in connection with any judicial or other legal proceeding in which your legal rights and obligations are at issue; provided, however, that you shall, to the extent practicable and lawful in any such events, give prior notice to RGA of your intent to disclose any such confidential business information in such context so as to allow RGA an opportunity (which you will not oppose) to obtain such protective orders or similar relief as it may deem appropriate.

It is understood that the consideration for the provisions of this Clause is already included in your annual base salary as set out in this Agreement.

18.Personal Information
ROA will hold records and personnel files relating to you in both paper and electronic formats. These will include your employment application, references, bank details, performance appraisals, holiday records, compensation information, salary reviews and remuneration details, benefits information, and other records. ROA requires such personal data for personnel, administration, and management purposes and to comply with its obligations regarding the keeping of employee records. You agree and consent that RGA may, when necessary for those purposes, make such data available to its professional advisors, to parties providing products and/or services to ROA (including but not limited to payroll and benefit services providers), to RGA's parent company [OR to RGA International Inc. for jurisdictions in which providing that information to an American company is illegal], to regulatory authorities, to any potential purchasers of RGA or its business (on a confidential basis) and as required by law.

You also consent to RGA checking your name against lists developed by various governments for the prevention of money laundering and terrorism.

RGA will also hold certain sensitive personal data including absence information, health information, medical certificates and medical reports. The purpose of retaining and processing this type of information as to administer sick pay and to monitor and manage sickness absence and to comply with health and safely legislation. If sensitive personal data relating to you is being processed for reasons otherwise than those set out above, your explicit consent will be sought.

You have the right to access information in your personnel files upon request.

By agreeing to the terms and conditions set out in this letter, you agree and consent that RGA may process personal data relating to you for the purposes set out above.

You will inform ROA promptly of any changes relating to personal information to the extent that it is relevant to your employment. Any adverse consequences resulting from failure to observe this obligation shall be borne by you.

19.Use of Equipment
You will use RGA's equipment, including telephones, fax machines, e-mail and internet systems for business use in compliance with company policies. Only minimal personal use of RGA's e-mail and internet systems is permitted. Failure to adhere to this rule will be treated as a serious disciplinary matter which may lead to summary dismissal. RGA reserves the right to monitor employee use of its equipment, including electronic mail and internet usage, in accordance with applicable law.

4/F. Cambridge House, TaiKoo Place, 979 King's Road, Island East, Hong Kong T 852.2511.8688 F 852.2511.8827 www.rgare.com

RGA Reinsurance Company Hong Kong Branch

20.Discipline and Termination

20.1    Suspension
In the event of perceived or alleged misconduct, the Company will be entitled to suspend you forthwith to the extent permitted by law in order to consider and investigate the allegation and decide what action or procedure it would be appropriate to adopt. Your normal remuneration will be paid to you during any suspension. In all disciplinary matters, you will be presented in writing with the totality of the allegations outstanding against you, will be given the right to respond and will have the opportunity to be represented at any disciplinary hearing by a colleague or appropriate third party and a right of appeal against any disciplinary action taken.

20.2    Termination for Cause
RGA operates in a business which requires unimpeachable integrity. Therefore, RGA may terminate your employment for cause and without prior notice if:

you are guilty of any serious, repeated or continued material breach or non-observance of your obligations to RGA;

you are guilty of any gross misconduct, gross default or willful neglect in the discharge of your duties or in connection with or affecting the business of RGA;

you are guilty of any violation of the Code of Business Conduct and Ethics;

you commit any act of personal or professional dishonesty, fraud, willful misconduct or breach of fiduciary duty, in each such case harmful to RGA's property, personnel or business operations, or damaging to RGA's relationships with its customers, clients or you or detrimental to the goodwill of RGA;

and in any such event all obligations of RGA hereunder shall immediately terminate, except for RGA's obligations to pay you all earned but unpaid salary and unconditionally accrued benefits (including outstanding reimbursement for business expenses) up to the last day of your employment. This list is indicative, but not exhaustive, of the incidents that will lead to termination of employment for cause. In the event of termination for cause, you shall have no further rights to any compensation or any other benefits except as provided in this Agreement.

20.3    Termination Without Cause - Notice Period
Either party may terminate this Agreement without cause by giving 3 calendar months' written notice.

If your employment is terminated by RGA without cause you shall be entitled to: receive your wages to the date of termination;
reimbursement for any business expenses incurred by you in accordance with Company policy prior to the date of your termination;

receive, subject to your continued compliance with the provisions of the Confidential Business Information and Intellectual Property, Return of Property and Non-solicitation clauses, any bonus that would have become payable up to the last date of your employment; and

4/F. Cambridge House, TaiKoo Place, 979 King's Road, Island East, Hong Kong T 852.2511.8688 F 852.2511.8827 www.rgare.com

RGA Reinsurance Company Hong Kong Branch
such benefits, if any, to which you may be entitled under applicable benefit plans up to the last date of your employment.

RGA reserves the right to pay your salary in a lump sum in lieu of notice.

You agree that the compensation provided in this clause is inclusive of, and not in addition to, any amounts payable to you by RGA pursuant to all applicable statutes and regulations as a consequence of the termination of your employment.

On termination of your employment, RGA will to the extent permitted by law be entitled to deduct from your salary all sums owed by you to RGA or any associated company, (including a pro rata portion of any professional Membership Fees paid by RGA) and by your execution of this Agreement you consent to the deduction of such sums.

20.4    Survival
The provisions of this section will remain applicable upon any promotion you may receive, as well as upon any change in your title or reporting structure.

21.Return of Property
On termination of your employment for any reason whatsoever, you will return to RGA all company information in your possession including, but not limited to, all records, accounts, correspondence, documents, memoranda, customer lists, lists of business contacts, notebooks, reports, quotations and data, whether held in hard copy or electronically, and you will not retain copies of such items. In such circumstances, you will also return to RGA all Company property, including without limitation computers and peripheral equipment, cell phones, pagers, blackberries and other communications devices, and office equipment.

22.Non-Solicitation
You covenant and agree that, for a period of one year following the termination of this Agreement for any reason whatsoever, you shall not in any capacity offer employment to, or solicit the employment or engagement of, or otherwise recruit or entice away from the employment of RGA or any affiliated entity, either for your own account or for any other person or firm, any person who is employed by RGA or any such affiliated entity, whether or not such person would commit any breach of his or her contract of employment by reason of leaving the service of RGA or such affiliated entity. PROVIDED THAT such person was employed by RGA or any of its affiliated entities for at least 3 months prior to the Termination Date, and

(1)with whom you have had material contact or dealings during any part of the twelve months immediately preceding the Termination Date; or

(2)who had material contact with customers or suppliers of RGA or any of its affiliated entities in performing his or her duties of employment with RGA or any of its affiliated entities (as applicable); or

(3)who had access to confidential information during his or her employment with RGA or any of its affiliated entities (as applicable).

Nothing in this provision prohibits you from serving as a reference for any employee or former employee of RGA.

4/F. Cambridge House, TaiKoo Place, 979 King's Road, Island East, Hong Kong T 852.2511.8688 F 852.2511.8827 www.rgare.com

RGA Reinsurance Company Hong Kong Branch
23.Governing Law
This Agreement and your employment with RGA shall be governed by and construed in accordance with the laws of Hong Kong SAR. The parties hereby submit to the exclusive jurisdiction of Hong Kong courts.
24.Language
The parties have agreed that this Agreement, policies referred to in it and all notices made pursuant to it shall be drafted in English.

25.Entire Agreement
Except as provided in:

(1)written policies promulgated by RGA from time to time dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, data protection, compliance with law and the like;

(2)written benefits, plans, and programs referenced in the Pension and Benefits clauses of this Agreement; and

(3)any signed written agreements contemporaneously or hereafter executed by RGA and you;

this Agreement constitutes the entire agreement of the parties with regard to your employment relationship with RGA, and supercedes all previous written and oral negotiations, correspondence and understandings.

26.Amendment
RGA shall have the right to change your reporting structure and/or your title due to reasonable business requirements and changes in RGA's operations or structure. All other amendments to this Agreement must be in writing signed by each of the parties.

27.Waiver
The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

28.Headings
All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of any such provisions or of this Agreement, taken in its entirety.

29.Severability
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

30.Successors and Assignment
You acknowledge that the services required of you pursuant to this Agreement are personal and therefore you may not assign this Agreement or any of your rights or duties under it. This Agreement shall be to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, and legatees.

31.Notice

4/F. Cambridge House, TaiKoo Place, 979 King's Road, Island East, Hong Kong T 852.2511.8688 F 852.2511.8827 www.rgare.com

RGA Reinsurance Company Hong Kong Branch

Notices and all other communications provided for in the Agreement shall be in writing and signed. Such notices and communications shall be deemed delivered when received by fax or as an attachment to electronic mail.

32.Survival
The provisions of this Agreement (including, without limitation, the Confidential Business Information and Intellectual Property, Return of Property and Non-solicitation clauses) which by their terms should survive, and the parties' rights and remedies with respect to them, shall survive the termination of this Agreement and your employment with RGA for any reason.

33.Counterparts
This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures were upon the same instrument.

RGA Reinsnrance Company, Hong Kong Branch

/s/ Brendan Galligan
Brendan Galligan
Executive Vice President,
International Business Development, RGA Inc.

/s/ Paul Nitsou
Paul Nitsou
Executive Vice President, RGA Reinsurance Company

Signed in the city of    , this    day of December, 2008.

/s/ Tony Cheng
Tony Cheng

4/F. Cambridge House, TaiKoo Place, 979 King's Road, Island East, Hong Kong T 852.2511.8688 F 852.2511.8827 www.rgare.com